EXHIBIT 99.1
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                                                                   PRESS RELEASE


                         LAS VEGAS SANDS CORP. ANNOUNCES
                       CLOSING OF INITIAL PUBLIC OFFERING

LAS VEGAS -- Dec. 20 -- Las Vegas Sands Corp. (NYSE: LVS) announced today that it has successfully completed its initial public offering of 23,809,524 shares of common stock at $29.00 per share. Las Vegas Sands Corp. sold an additional 3,571,429 shares of common stock pursuant to the exercise of the underwriters' over-allotment option. The net proceeds of the offering will be approximately $744.4 million after underwriting discounts and commissions but prior to estimated offering expenses of this offering payable by Las Vegas Sands Corp. Las Vegas Sands Corp. intends to use the net proceeds from the offering for general corporate purposes and working capital. In particular, it may use the net proceeds to fund its development projects in Macau, the United Kingdom and other jurisdictions.

Goldman, Sachs & Co. acted as sole book-running manager of the offering. Citigroup, JP Morgan, Lehman Brothers, Merrill Lynch & Co., UBS Investment Bank and Jefferies & Company, Inc. acted as co-managers in this offering.

The registration statement relating to the initial public offering of shares of common stock has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004, Attention: Prospectus Department (Tel:
212-902-1171).

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. is the holding company of Las Vegas Sands, Inc., a hotel and gaming company headquartered in Las Vegas, Nevada. Company holdings include the Venetian Casino Resort and the Sands Expo and Convention Center, located on the Las Vegas Strip, and the Sands Macao located in The People's Republic of China's SAR of Macau.

CONTACTS:

INVESTMENT COMMUNITY: Scott Henry, Chief Financial Officer, (702) 733-5502

MEDIA: Ron Reese, Director of Corporate Communications, (702) 414-3607